Exhibit 5.1

September 28, 2023

Ault Alliance, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, Nevada 89141

Re:	Registration Statement on Form S-3 (Registration No. 333-260618)

Ladies and Gentlemen:

We have acted as counsel to Ault Alliance, Inc., a Delaware corporation (the “Company”), in connection with (a) the offering of $2,200,000 in principal amount of a convertible promissory note (the “Note”) to an investor and the offering of up to 2,115,811 shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Note (the “Shares”), to be issued pursuant to that Securities Exchange Agreement (the “Securities Exchange Agreement”) described in the Prospectus Supplement (as defined herein), pursuant to a Registration Statement on Form S-3 (File No. 333-260618) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the SEC on November 12, 2021, and the related prospectus dated therein (the “Prospectus”), as supplemented by the prospectus supplement dated September 28, 2023 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that (a) the Note, when executed, issued and delivered, against payment in full therefor, as contemplated in the Registration Statement, the Prospectus Supplement and the Securities Exchange Agreement, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and (b) the Shares, when issued and delivered in accordance with the terms of the Note, will be validly issued, fully paid and non-assessable. The opinion expressed in clause (a) above is qualified by, and is subject to, and we render no opinion with respect to, the following limitations and exceptions to the enforceability of the Note: (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (iv) the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law, (v) the effect of laws relating to usury or permissible rates of interest for loans, forbearances or the use of money, (vi) public policy limitations, (vii) the qualification that enforceability may be limited by a refusal to recognize a purported waiver of any statutory right, (viii) generally applicable rules of law that forum selection clauses in contracts are not necessarily binding on the courts in the forum selected, (ix) general rules of law that may render an entire agreement unenforceable if any unenforceable provision thereof is essential to the agreed upon exchange, (x) the qualification that a provision permitting modification of an agreement or waiver of rights or remedies under an agreement only in writing may not be enforceable, (xi) the qualification that provisions purporting to require that waivers be in writing may not be enforceable to the extent that the conduct of the parties evidences a contrary course of dealing, (xii) the qualification that provisions requiring the payment of fees, expenses and costs may be limited, and (xiii) whether a state court of the State of New York or otherwise or a federal court of the United States would give effect to the choice of Delaware law provided for in the Note.

September 28, 2023

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023, which is incorporated by reference in the Registration Statement and the Prospectus, and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC thereunder.

Very truly yours,
/s/ Olshan Frome Wolosky LLP
OLSHAN FROME WOLOSKY LLP